Exhibit 10.1

NON-EXECUTIVE DIRECTOR COMPENSATION SUMMARY SHEET

At a meeting of the Board of Directors of NDS Group plc (“the Company”) held on January 30, 2006 it was unanimously resolved that the remuneration payable to the independent non-executive Directors of the Company for the fiscal year ending June 30, 2006 shall remain fixed at the same rate as last year, i.e.:─

1.	Annual fee	$75,000
2.	Audit Committee Membership	$15,000
3.	Audit Committee Chairmanship	$10,000
4.	Remuneration Committee Membership	$2,500
5.	Remuneration Committee Chairmanship	$1,000

Other compensation

The independent non-executive directors of the Company are eligible to participate in The NDS 1999 Executive Share Option Scheme.

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